Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Christopher M. Farage - Vice President, Communications & External Affairs	216/896-2750
cfarage@parker.com

Financial Analysts –
	Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol:	PH – NYSE

Parker Reports Record Fiscal 2011 Third Quarter Sales, Net Income and Earnings per Share and Increases Dividend 16 Percent

•	Net Income and Diluted Earnings Per Share of $1.68 were All-Time Quarterly Records

•	Sales Increased 24% to a Third Quarter Record and Order Growth Remains Strong

•	Company Maintains Strong Cash Flow and Balance Sheet and Increases Dividend 16%

•	Earnings Guidance Increased for Fiscal Year 2011

CLEVELAND, April 27, 2011 — Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported record results for the fiscal 2011 third quarter ended March 31, 2011. Fiscal 2011 third quarter sales were $3.2 billion, a third quarter record representing an increase of 23.9 percent from $2.6 billion in the same quarter a year ago. Net income was an all-time quarterly record of $281.6 million, an increase of 82.4 percent from $154.4 million in the third quarter of fiscal 2010. Earnings per diluted share for the quarter were also an all-time quarterly record at $1.68, compared with $0.94 in last year’s third quarter. Cash flow from operations for the first nine months of fiscal 2011 was $799.9 million, or 9.0 percent of sales, compared with cash flow from operations of $841.4 million, or 11.7 percent of sales in the prior year period.

“Our third quarter performance reflects the continued strength that we see across our end markets and regions and our ability to leverage that strength into higher operating margins and record quarterly earnings per share,” said Chairman, CEO and President Don Washkewicz. “Customer orders also increased significantly in the quarter.

All segments reported a double-digit increase in sales and order levels. Total organic sales increased 21 percent in the quarter with acquisitions contributing 1 percent and currency contributing 2 percent. Margin performance was also a positive as total segment operating margin was a third quarter record of 14.8 percent, led by Industrial North America segment margin of 16.1 percent and Industrial International segment margin of 15.5 percent. Further reflecting our continued strong balance sheet and cash flow, the Board of Directors today approved a 16 percent increase in our quarterly dividend from 32 cents to 37 cents per common share.”

Segment Results

In the Industrial North America segment, third quarter sales increased 23.0 percent to $1.2 billion, and operating income was $189.5 million compared with $133.6 million in the same period a year ago.

In the Industrial International segment, third quarter sales increased 29.9 percent to $1.3 billion, and operating income was $199.8 million compared with $109.3 million in the same period a year ago.

In the Aerospace segment, third quarter sales increased 12.1 percent to $503.8 million, and operating income was $69.0 million compared with $49.8 million in the same period a year ago.

In the Climate and Industrial Controls segment, third quarter sales increased 24.9 percent to $264.5 million, and operating income was $22.6 million compared with $16.3 million in the same period a year ago.

Orders

Parker reported an increase of 24 percent in total orders for the quarter ended March 31, 2011, compared with the same quarter a year ago. The company reported the following orders by operating segment:

•	Orders increased 20 percent in the Industrial North America segment, compared with the same quarter a year ago.

•	Orders increased 22 percent in the Industrial International segment, compared with the same quarter a year ago.

•	Orders increased 44 percent in the Aerospace segment on a rolling 12-month average basis.

•	Orders increased 14 percent in the Climate and Industrial Controls segment, compared with the same quarter a year ago.

Outlook

For fiscal 2011, the company has increased guidance for earnings from continuing operations from the previous range of $5.80 to $6.20 per diluted share to a new range of $6.20 to $6.40 per diluted share.

Washkewicz added, “Our performance year-to-date reflects the ongoing economic recovery and the continued execution of our Win Strategy, now in its tenth year. Parker continues to position itself favorably for continued earnings growth by focusing on premier service to our customers, lean operations and ongoing investments in leading edge innovations across the company. Parker expects to deliver record earnings in fiscal 2011, with a strong order backlog going into fiscal year 2012.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal 2011 third quarter results are available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site at www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales of $10 billion in fiscal year 2010, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 55,000 people in 46 countries around the world. Parker has increased its annual dividends paid to shareholders for 55 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at www.parker.com, or its investor information web site at www.phstock.com.

Notes on Orders

Orders provide near-term perspective on the company’s outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders for the Aerospace segment.

Forward-Looking Statements

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; uncertainties surrounding timing, successful completion or integration of acquisitions; ability to realize anticipated costs savings from business realignment activities; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - MARCH 31, 2011

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands except per share amounts)	2011	2010	2011	2010
Net sales	$3,240,103	$2,614,823	$8,936,040	$7,206,696
Cost of sales	2,463,083	2,062,451	6,796,685	5,732,877

Gross profit	777,020	552,372	2,139,355	1,473,819
Selling, general and administrative expenses	375,069	316,069	1,054,332	927,752
Interest expense	24,619	25,951	74,883	76,703
Other (income) expense, net	(12,385)	3,959	(22,191)	6,707

Income before income taxes	389,717	206,393	1,032,331	462,657
Income taxes	108,069	52,013	269,835	129,344

Net income	281,648	154,380	762,496	333,313
Less: Noncontrolling interests	2,059	517	5,556	1,411

Net income attributable to common shareholders	$279,589	$153,863	$756,940	$331,902

Earnings per share attributable to common shareholders:

Basic earnings per share	$1.72	$.96	$4.68	$2.06

Diluted earnings per share	$1.68	$.94	$4.58	$2.04

Average shares outstanding during period - Basic	162,160,426	160,931,123	161,711,394	160,776,068
Average shares outstanding during period - Diluted	166,690,347	163,632,703	165,270,482	162,698,305

Cash dividends per common share	$.32	$.25	$.88	$.75

BUSINESS SEGMENT INFORMATION BY INDUSTRY
(Unaudited)
	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands)	2011	2010	2011	2010
Net sales
Industrial:
North America	$1,178,714	$958,594	$3,289,098	$2,588,887
International	1,293,047	995,186	3,533,259	2,777,493
Aerospace	503,806	449,247	1,400,116	1,266,654
Climate & Industrial Controls	264,536	211,796	713,567	573,662

Total	$3,240,103	$2,614,823	$8,936,040	$7,206,696

Segment operating income
Industrial:
North America	$189,463	$133,598	$538,254	$324,204
International	199,798	109,335	551,374	253,794
Aerospace	68,984	49,778	176,404	143,950
Climate & Industrial Controls	22,577	16,298	53,630	32,939

Total segment operating income	480,822	309,009	1,319,662	754,887
Corporate general and administrative expenses	41,734	41,280	112,681	99,054

Income from operations before interest expense and other	439,088	267,729	1,206,981	655,833
Interest expense	24,619	25,951	74,883	76,703
Other expense	24,752	35,385	99,767	116,473

Income before income taxes	$389,717	$206,393	$1,032,331	$462,657

PARKER HANNIFIN CORPORATION - MARCH 31, 2011

CONSOLIDATED BALANCE SHEET

(Unaudited)

(Dollars in thousands)	March 31, 2011	March 31, 2010	June 30, 2010
Assets
Current assets:
Cash and cash equivalents	$1,107,955	$380,561	$575,526
Accounts receivable, net	1,950,980	1,563,150	1,599,941
Inventories	1,390,862	1,196,558	1,171,655
Prepaid expenses	89,692	90,153	111,545
Deferred income taxes	151,840	123,906	130,129

Total current assets	4,691,329	3,354,328	3,588,796
Plant and equipment, net	1,788,377	1,782,426	1,697,881
Goodwill	2,976,232	2,882,709	2,786,334
Intangible assets, net	1,191,072	1,207,440	1,150,051
Other assets	729,852	631,345	687,320

Total assets	$11,376,862	$9,858,248	$9,910,382

Liabilities and equity
Current liabilities:
Notes payable	$173,233	$366,684	$363,272
Accounts payable	1,085,126	785,244	888,743
Accrued liabilities	844,852	748,955	776,527
Accrued domestic and foreign taxes	237,209	171,092	176,349

Total current liabilities	2,340,420	2,071,975	2,204,891
Long-term debt	1,683,731	1,535,905	1,413,634
Pensions and other postretirement benefits	1,341,920	1,151,046	1,500,928
Deferred income taxes	159,777	177,512	135,321
Other liabilities	267,285	226,266	196,208
Shareholders’ equity	5,481,908	4,609,629	4,367,965
Noncontrolling interests	101,821	85,915	91,435

Total liabilities and equity	$11,376,862	$9,858,248	$9,910,382

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
	Nine Months Ended March 31,
(Dollars in thousands)	2011	2010
Cash flows from operating activities:
Net income	$762,496	$333,313
Depreciation and amortization	254,125	278,015
Share incentive plan compensation	56,792	48,145
Net change in receivables, inventories, and trade payables	(239,968)	61,432
Net change in other assets and liabilities	(35,202)	117,870
Other, net	1,690	2,622

Net cash provided by operating activities	799,933	841,397

Cash flows from investing activities:
Acquisitions (net of cash of $385 in 2011)	(60,227)	(5,451)
Capital expenditures	(158,455)	(90,862)
Proceeds from sale of plant and equipment	23,818	4,054
Other, net	(8,251)	(12,184)

Net cash (used in) investing activities	(203,115)	(104,443)

Cash flows from financing activities:
Net proceeds from (payments for) common share activity	4,198	(4,178)
Net proceeds from (payments for) debt	15,035	(409,363)
Dividends	(142,906)	(120,786)

Net cash (used in) financing activities	(123,673)	(534,327)

Effect of exchange rate changes on cash	59,284	(9,677)

Net increase in cash and cash equivalents	532,429	192,950
Cash and cash equivalents at beginning of period	575,526	187,611

Cash and cash equivalents at end of period	$1,107,955	$380,561